Filed Pursuant to
Rule 424(b)(3)
File No. 333-55846

PRICING SUPPLEMENT NO. 14 DATED
MAY 16, 2002 TO PROSPECTUS
DATED FEBRUARY 26, 2001 AND PROSPECTUS
SUPPLEMENT DATED OCTOBER 31, 2001

BOEING CAPITAL CORPORATION

Series XI Medium-Term Notes
Due Nine Months or More From Date of Issue

     Except as set forth herein, the Series XI Medium-Term Notes offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated February 26, 2001 as amended and supplemented by the Prospectus Supplement dated October 31, 2001 (the "Prospectus").

Aggregate Principal Amount:	$50,000,000
Original Issue Date (Settlement Date):	May 29, 2002
Stated Maturity Date:	May 28, 2004
Base Rate:	LIBOR
Index Currency:	U.S. Dollars
Designated LIBOR Page:	LIBOR Telerate Page 3750
Spread:	Plus 30 basis points
Initial Interest Rate:	2.20% (including the Spread)
Index Maturity:	Three months
Interest Payment Dates:	Commencing August 29, 2002 and thereafter on the 29th calendar day of each May, August and November and the last calendar day of February up to and including the Maturity Date
Interest Reset Period:	Quarterly
Calculation Agent:	Bankers Trust Company
Interest Reset Dates:	The 29th calendar day of each May, August and November and the last calendar day of February
Interest Determination Dates:	The second London Business Day preceding each Interest Reset Date
Type of Notes Issued:	[X] Senior Notes [ ] Fixed Rate Notes [ ] Subordinated Notes [X] Floating Rate Notes
Optional Redemption:	[ ] Yes [X] No
Form of Notes Issued:	[X] Book-Entry Notes [ ] Certificated Notes
CUSIP Number:	09700WDW0

PURCHASE AS AGENT

        This Pricing Supplement relates to $50,000,000 aggregate principal amount of Notes that are being purchased, as Agent, by Barclays Capital Inc. (“Barclays”). Net proceeds payable by Barclays to Boeing Capital Corporation (the “Company”) will be 99.913% of the aggregate principal amount of the Notes or $49,956,500 before deduction of expenses payable by the Company. In connection with the sale of the Notes, Barclays may be deemed to have received compensation from the Company in the form of underwriting discounts in the aggregate amount of .087% or $43,500.